Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 2, 2021, in the Registration Statement on Form S-1 and related Prospectus of DiCE Molecules Holdings, LLC for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California
August 25, 2021